Exhibit 5.1

September 27, 2013

Rambus Inc.
1050 Enterprise Way, Suite 700
Sunnyvale, California 94089

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Rambus Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your common stock, par value $0.001 per share (the “Shares”), to be reserved for issuance under the 2006 Employee Stock Purchase Plan (the “ESPP”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the ESPP.

It is our opinion that the Shares, when issued and sold in the manner referred to in the ESPP and pursuant to the agreements that accompany the ESPP, and after the Company receives the required stockholders’ approval for the reservation of the Shares under the ESPP, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.